Exhibit 3.20

THIRD AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

WESTCOL CENTER, LLC

The name of the limited liability company is WestCol Center, LLC (the “Company”). The original Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on May 3, 1999. An Amended and Restated Certificate of Formation was filed with the Secretary of State on March 26, 2003, which was further amended on December 21, 2004 and July 20, 2005. A Second Amended and Restated Certificate of Formation was filed with the Secretary of State of Delaware on June 24, 2009. The following Third Amended and Restated Certificate of Formation (this “Certificate”) amends and restates the provisions of the Second Amended and Restated Certificate of Formation, to read in its entirety as hereinafter set forth pursuant to Sections 18-202 and 18-208 of the Delaware Limited Liability Company Act.

ARTICLE ONE: NAME.

The name of the company is WestCol Center, LLC (the “Company”).

ARTICLE TWO: REGISTERED OFFICE.

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed, signed and acknowledged this Certificate this June 7, 2010.

/s/ Michael L. Hirons
Michael L. Hirons, Vice President